São Paulo, December 29, 2011

To:

GOL LINHAS AÉREAS INTELIGENTES S.A.
Rua Tamoios, 246
04630-000, São Paulo, SP

Brazil

Re:      Gol Linhas Aéreas Inteligentes S.A. Rights Offering of up to 5,144,779 Preferred Shares Including Preferred Shares in the Form of American Depositary Shares

Ladies and Gentlemen:

1.            We are qualified to practice law in the Federative Republic of Brazil (“Brazil”) and have acted as Brazilian counsel to Gol Linhas Aéreas Inteligentes S.A. (the “Company”), in connection with a capital increase of R$295,795,170.00 in the form of 6,619,765 preferred shares (“Preferred Shares”) and 6,825,470 common shares (“Common Shares”), within the Company’s authorized capital (“Capital Increase”), and the related rights offering of up to 5,144,779 Preferred Shares (the “Rights Offering”) as described in the Registration Statement on Form F-3 under the Securities Act of 1933, as amended, filed with the United States Securities and Exchange Commission (“SEC”) on December 29, 2011 (the “Registration Statement”).

2.            This opinion is being furnished to you pursuant to the Registration Statement.

3.            Unless otherwise defined, terms and expressions used herein have the same meaning assigned to them in the Prospectus contained in the Registration Statement, and any amendments thereto (“Prospectus”).

4.            For the purposes of giving this opinion we have examined and/or relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

5.            As to matters of fact, we have relied on documents, oral and/or written information and/or certificates provided to us by the Company’s officers, acting on behalf of the Company.

São Paulo	Brasília	Rio de Janeiro	New York
Al Joaquim Eugênio de Lima 447	SHS Q 06 conj A bloco C sala 1901	Av Presidente Wilson 231 conj 403/404	135 East 57th Street 12th Floor
01403 001 São Paulo SP Brasil	Ed Business Center Tower - Brasil XXI	20030 021 Rio de Janeiro RJ Brasil	10022 New York NY USA
Tel (55 11) 3147 7600 Fax (55 11) 3147 7770	70322 915 Brasília DF Brasil	Tel (55 21) 3231 8200 Fax (55 21) 2262-6675	Tel (1 646) 695 1100 Fax (1 646) 695 1110
Tel (55 61) 3218 6000 Fax (55 61) 3218 6090
www.mattosfilho.com.br

6.            We did not conduct any investigation of the laws of any jurisdiction outside Brazil. This opinion is given solely in respect of the laws of Brazil as of the date hereof, and not in respect of any other law. We have assumed that there is nothing in any other law that affects our opinion. In particular, we did not make independent investigations of the laws of the State of New York.

7.            In giving this opinion we have made the following assumptions:

(i)       all documents submitted to us as facsimile or copy or specimen documents conform to their originals;

(ii)      that all documents submitted to us as originals are authentic;

(iii)    all signatures on any documents submitted to us as originals, certified copies or copies are genuine; and

(iv)    that, except as specifically otherwise mentioned, there is no provision of the law of any jurisdiction other than Brazil which has any implication in relation to the opinion expressed herein.

8.            Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Board of Directors of the Company has duly and validly authorized the Capital Increase and the issuance of the Preferred Shares, as set forth in the Registration Statement and the Prospectus, on December 21, 2011 (“Meeting”); after due confirmation of the Capital Increase by the Board of Directors of the Company (“Confirmation Meeting”), the registration of the minutes of the Meeting and the Confirmation Meeting with the competent Brazilian board of trade and the publication of such minutes as required under Brazilian law, the Preferred Shares will be duly and validly issued, fully paid and non-assessable.

This opinion is dated as of today and we expressly disclaim any responsibility to advise with respect to any development or circumstance of any kind, including any change of law or fact which may occur after the date of this opinion, even though such development, circumstance or change may affect the legal analysis, legal conclusion or any other matter set forth in or relating to this opinion. Accordingly, you should seek advice of your counsel as to the adequate application of this opinion at such time.

This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matters in connection with the Rights Offering or the transactions or documents referred to in the Registration Statement and the Prospectus.

In rendering the opinion set forth herein, we note that any conclusion on any particular issue is not a guaranty or prediction of what a court would hold but, rather, sets forth our conclusions as to what would or should be the proper result for a court to reach in a properly presented and decided case in which the facts and assumptions relied on herein are established.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the captions “Validity of Securities” and “Enforcement of Judgments Against Foreign Persons” in the Registration Statement and the Prospectus. This opinion is given solely for the purposes of the Rights Offering and for the information of the addressee and its legal advisors. This opinion may not be relied upon for any other purpose or by any other person, whether natural person, legal entity or government body, nor may it be used for any purpose other than as stated herein, or quoted or referred to in any public document, or in any other way made public, without our prior written consent. This opinion will be governed by and construed in accordance with the laws of Brazil in effect on the date hereof.

Sincerely yours,

MATTOS FILHO, VEIGA FILHO, MARREY JR. E QUIROGA
 ADVOGADOS